                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-59884
                              Zero Coupon Convertible Senior Debentures due 2021
                                                           CUSIP No. 629568 AE 6


                             NABORS INDUSTRIES, INC.

              PROSPECTUS SUPPLEMENT NO. 4 DATED SEPTEMBER 10, 2001
                        TO PROSPECTUS DATED MAY 11, 2001

         The selling securityholders table on pages 10 and 11 of the prospectus, as previously supplemented, is amended by this supplement no. 4 to add the following entities as selling securityholders:

                                                          ZERO COUPON CONVERTIBLE
                                                           DEBENTURES DUE 2021                      SHARES OF COMMON STOCK
                                             ------------------------------------------------    ----------------------------
SELLING SECURITYHOLDER                       AMOUNT HELD       % DEBENTURES       NUMBER OF      NUMBER OF        NUMBER OF
----------------------------------------     BEFORE OFFERING   OUTSTANDING        SHARES HELD    SHARES           SHARES HELD
                                             AND OFFERED FOR   BEFORE             BEFORE         OFFERED          AFTER
                                             SALE(1)           OFFERING           OFFERING       FOR SALE(1),(2)  Offering(1)
                                             ---------------   ------------       -----------    ---------------  -----------

Arbco Associates, L.P.                       $      4,000,000            *           28,298           28,298              0
ABN AMRO Securities LLC                      $      5,000,000            *           35,372           35,372              0
Barclays Capital Securities Limited          $     33,150,000        2.40%          234,519          234,519              0
Farbitrage Partners                          $      2,000,000            *           14,149           14,149              0
GLG Market Neutral Fund                      $      2,000,000            *           14,149           14,149              0
Kayne Anderson Capital Income                $      2,000,000            *           14,149           14,149              0
   Partners (QP), L.P.

-----------------
*    Less than 1%

(1) Assumes all debentures or common stock issuable upon their conversion or repurchase are sold in the offering. Under such assumption, the amount of debentures to be owned by the holder of debentures after the completion of the offering is zero.

(2) Assumes conversion of the full amount of debentures by each holder at the conversion rate of 7.0745 shares of common stock per $1,000 principal amount of debentures at maturity. In accordance with the Indenture, no fractional shares will be issued upon conversion. Accordingly, the number of shares of common stock issuable upon conversion of the debentures has been rounded down to the nearest whole share.